Exhibit 99.1

News Announcement	For Immediate Release

CONTACT:
B. Caroline Beasley, Chief Financial Officer	Carol Young, Joseph Jaffoni
Beasley Broadcast Group, Inc.	Jaffoni & Collins Incorporated
239/263-5000; email@bbgi.com	212/835-8500 or bbgi@jcir.com

BEASLEY BROADCAST GROUP REPORTS

FOURTH QUARTER AND YEAR-END RESULTS

NAPLES, Florida, February 13, 2006 – Beasley Broadcast Group, Inc. (Nasdaq: BBGI), a large- and mid-size market radio broadcaster, today announced operating results for the three- and twelve-month periods ended December 31, 2005.

For the three months ended December 31, 2005, consolidated net revenue declined 8.4% to $30.6 million from $33.4 million in the same period of 2004. During the 2004 fourth quarter, the Company recorded approximately $1.6 million of revenue related to its rights to broadcast Miami Dolphins football games, which the Company did not have during the 2005 period, and $1.1 million of revenue related to political advertising that did not occur in the 2005 fourth quarter. Net revenue during the quarter ended December 31, 2005 also reflects a decline in revenue due to a format change in Las Vegas and a reduction in trade sales at our radio stations. Operating income for the period was $4.8 million, compared to $8.6 million in the fourth quarter of 2004. The 2005 fourth quarter operating income reflects a $2.0 million impairment charge related to the FCC licenses in our Augusta market cluster as a result of the annual impairment test of our FCC licenses, as well as $0.3 million of stock-based compensation expense.

Station Operating Income (SOI), a non-GAAP financial measure, declined 12.9% to $9.6 million from $11.0 million in the year-ago period. Please refer to the “Calculation of SOI” and “Reconciliation of SOI to Net Income” tables at the end of this announcement for a break down of stock-based compensation expense between the station and corporate levels.

Net income was $1.5 million, or $0.06 per diluted share, in the three months ended December 31, 2005, compared to net income of $3.9 million, or $0.16 per diluted share, in the three months ended December 31, 2004. The 2005 fourth quarter net income reflects the impact of the impairment charge and stock-based compensation expense. Per-share results for the three months ended December 31, 2005 and 2004 are based on 24,244,454 and 24,622,866 diluted shares outstanding, respectively.

For the twelve months ended December 31, 2005, consolidated net revenue increased 1.7% to $124.3 million from $122.2 million in the same period of 2004. Operating income was $25.1 million, compared to $29.9 million in the year-ago period, while SOI declined 2.3% to $38.2 million from $39.1 million.

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Beasley Broadcast Group, 2/13/06	page 2

The Company reported net income of $10.7 million, or $0.44 per diluted share, for the twelve months ended December 31, 2005, compared to net income of $12.0 million, or $0.49 per diluted share, in the comparable 2004 period. Net income for 2005 reflects the impact of the fourth quarter impairment charge and stock-based compensation expense while the 2004 period reflected a $2.4 million loss on extinguishment of long-term debt. Per-share results for the twelve months ended December 31, 2005 and 2004 are based on 24,325,976 and 24,528,971 diluted shares outstanding, respectively.

Reported and same-station results were the same for the periods presented above, as no station acquisitions or dispositions were completed in the relevant periods.

Commenting on the results, George G. Beasley, Chairman and Chief Executive Officer, said, “Fourth quarter 2005 revenue levels reflect anticipated declines in our Augusta, Fayetteville, Las Vegas and Miami station clusters, primarily due to the launch of a new country station in Las Vegas and the absence of revenue from broadcasting the Miami Dolphins football games on our Miami sports talk station. Net revenue in the 2005 fourth quarter also reflects a significant reduction in political advertising revenue that benefited the comparable 2004 results and a decrease in trade sales revenue.

“Beasley’s Philadelphia and Ft. Myers clusters continued to generate year-over-year double digit revenue increases in the fourth quarter of 2005. During the fourth quarter and early in 2006, we made programming and management changes in the important Las Vegas and Miami markets and, based on the continued gains being achieved in Philadelphia where similar changes have been implemented, we are optimistic that both of these markets will deliver greater contributions to our operating results in future periods.

“We continue to move forward aggressively on the conversion of our stations to enable HD Radio broadcasts and, as of today, we have upgraded over 40% of our stations with this impressive new technology. We are delighted to be a member of The HD Digital Radio Alliance, a joint initiative of leading radio broadcasters that is accelerating the rollout of HD digital radio, and believe the Alliance has already made progress in elevating awareness among consumers of the many benefits of free HD Radio such as improved audio quality, better signal reception, song and artist information, and the ability to choose between multiple programming options on the same FM frequency.

“Consistent with our efforts to support shareholder value, during the fourth quarter, the Board of Directors authorized the initiation of a regular quarterly cash dividend of $0.0625 per share for the Company’s Class A and Class B common stock and we paid the first dividend last month. In addition, during the 2005 fourth quarter we repurchased 62,500 shares of our common stock pursuant to prior authorization and in total, we repurchased approximately 131,911 shares in 2005.”

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Beasley Broadcast Group, 2/13/06	page 3

First Quarter 2006 Guidance

For the three-month period ending March 31, 2006, the Company anticipates reporting a net revenue decrease of 7% compared to the year-ago level. This guidance assumes no material changes in economic conditions or extraordinary events. The Company can give no assurance as to whether these conditions will continue, or if they change, how such changes may affect the Company’s current expectations. While the Company may, from time to time, issue updated guidance, it assumes no obligation to do so.

Conference Call Information:

The Company will host a conference call and simultaneous webcast today, February 13, 2006, at 11:00 a.m. EST to discuss its financial results and operations. Both the call and webcast are open to the general public. The dial in number for the conference call is 973/409-9261; please call five minutes in advance to ensure that you are connected prior to the presentation. Interested parties may also access the live call on the Internet at the Company’s Web site at www.bbgi.com; allow 15 minutes to register and download and install any necessary software. Following its completion, a replay of the call can be accessed for 14 days on the Internet from the Company’s Web site or for 24 hours via telephone at 973/341-3080 (reservation # 6978062).

Founded in 1961, Beasley Broadcast Group, Inc. is a radio broadcasting company that owns or operates 41 stations (26 FM and 15 AM) located in ten large- and mid-size markets in the United States.

Definitions

Station Operating Income (SOI) consists of net revenue less station operating expenses. We define station operating expenses as costs of services (excluding depreciation and amortization) and selling, general and administrative expenses (including stock-based compensation related to restricted stock grants to employees at our radio stations, but excluding stock-based compensation costs at the corporate level).

SOI and same-station SOI are financial measures of performance that are not calculated in accordance with U.S. generally accepted accounting principles, which we refer to as GAAP. We use these non-GAAP financial measures for internal budgeting purposes. We also use SOI to make decisions as to the acquisition and disposition of radio stations. SOI excludes corporate-level costs and expenses, stock-based compensation related to stock grants to corporate employees, and depreciation and amortization, which may be material to an assessment of the Company’s overall operating performance. Management compensates for this limitation by separately considering the impact of these excluded items to the extent they are material to operating decisions or assessments of the Company’s operating performance. Moreover, the corresponding amounts of the non-cash and corporate-level costs and expenses excluded from the calculation are available to investors as they are presented as separate line items on our statements of operations contained in our periodic reports filed with the Securities and Exchange Commission (SEC).

While the Company recognizes that because SOI is not calculated in accordance with GAAP, it is not necessarily comparable to similarly titled measures employed by other companies, SOI is a measure widely used in the radio broadcast industry. Management believes that SOI provides meaningful information to investors because it is an important measure of how effectively we operate our business (i.e., operate radio stations) and assists investors in comparing our operating performance with that of other radio companies. We also believe that providing SOI on a same station basis is a useful measure of our performance because it presents SOI before the impact of any acquisitions or dispositions completed during the relevant periods. This allows investors to measure the performance of radio stations we owned and operated during the entirety of two operating periods being compared.

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Beasley Broadcast Group, 2/13/06	page 4

Note Regarding Forward-Looking Statements:

Statements in this release that are “forward-looking statements” are based upon current expectations and assumptions, and involve certain risks and uncertainties within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. Words or expressions such as “intends,” “expects,” “expected,” “anticipates” or variations of such words and similar expressions are intended to identify such forward-looking statements. Key risks are described in our reports filed with the SEC. Readers should note that these statements are subject to change and to inherent risks and uncertainties and may be impacted by several factors, including: economic and regulatory changes, the loss of key personnel, a downturn in the performance of our radio stations, our substantial debt levels, and changes in the radio broadcast industry generally. Our actual performance and results could differ materially because of these factors and other factors discussed in the “Management’s Discussion and Analysis of Results of Operations and Financial Condition” of our SEC filings, including but not limited to annual reports on Form 10-K or quarterly reports on Form 10-Q, copies of which can be obtained from the SEC, www.sec.gov, or our website, www.bbgi.com. These statements do not include the potential impact of any acquisitions or dispositions announced or completed after February 13, 2006. All information in this release is as of February 13, 2006, and we undertake no obligation to update the information contained herein to actual results or changes to our expectations.

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Beasley Broadcast Group, 2/13/06	page 5

BEASLEY BROADCAST GROUP, INC.

Consolidated Statements of Operations (Unaudited)

	Three Months Ended December 31,		Twelve months Ended December 31,
	2005	2004	2005	2004
Net revenue	$30,594,921	$33,405,472	$124,293,932	$122,204,954

Costs and expenses:
Cost of services (excluding depreciation and amortization) (1)	10,365,382	11,442,150	41,095,051	40,382,608
Selling, general and administrative (excluding stock-based compensation) (1)	10,645,881	10,942,384	44,969,059	42,735,701
Corporate general and administrative (excluding stock-based compensation)	1,716,252	1,747,556	6,993,380	6,384,047
Stock-based compensation(2)	289,475	—	1,096,612	—
Depreciation and amortization	725,594	704,928	2,897,059	2,838,273
Impairment loss(3)	2,002,968	—	2,002,968	—
Asset purchase agreement termination costs	—	—	141,449	—

Total costs and expenses	25,745,552	24,837,018	99,195,578	92,340,629

Operating income	4,849,369	8,568,454	25,098,354	29,864,325

Interest expense	(1,806,198)	(1,843,672)	(7,370,206)	(7,447,839)
Loss on extinguishment of long-term debt(4)	—	—	—	(2,418,781)
Other non-operating expense	(2,080)	(157,585)	(87,450)	(220,731)
Gain on increase in fair value of derivative financial instruments	—	3,854	—	179,185
Interest income	122,251	108,243	498,908	384,022
Other non-operating income	3,700	52,475	214,967	53,442

Income before income taxes	3,167,042	6,731,769	18,354,573	20,393,623
Income tax expense	1,634,982	2,818,300	7,649,244	8,362,781

Net income	$1,532,060	$3,913,469	$10,705,329	$12,030,842

Basic net income per share:	0.06	0.16	0.44	0.50
Diluted net income per share:	0.06	0.16	0.44	0.49

Basic common shares outstanding	24,136,781	24,236,287	24,201,679	24,263,103

Diluted common shares outstanding	24,244,454	24,622,866	24,325,976	24,528,971

(1)	We refer to our “Cost of services (excluding depreciation and amortization),” “Selling, general and administrative” and “stock-based compensation related to restricted stock grants to employees at our radio stations” together as our “station operating expenses” for the “Calculation of SOI” and “Reconciliation of SOI to Net Income” below.
(2)	On July 1, 2005, we granted 267,500 shares of restricted stock under our 2000 Equity Plan and recorded stock-based compensation related to these grants. Of this amount, $36,027 is attributable to grants at the radio station level, while $1,060,585 is attributable to grants at the corporate level for the twelve months ended December 31, 2005.
(3)	As of December 31, 2005, we tested our FCC broadcasting licenses for impairment. As a result of the testing, we recorded an impairment loss of $2.0 million related to the FCC broadcasting license in our Augusta market cluster.
(4)	In the 2004 first quarter, we incurred a loss on extinguishment of debt of $2.4 million to write-off debt issuance costs related to the old credit facility and certain fees related to the establishment of a new credit facility.

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Beasley Broadcast Group, 2/13/06	page 6

Selected Balance Sheet Data – Unaudited

(in thousands)

	December 31, 2005	December 31, 2004
Cash and cash equivalents	$16,279	$14,850
Working capital	32,571	26,580
Total assets	280,817	286,300
Long term debt, less current installments	144,375	153,362
Total stockholders’ equity	87,998	81,075

Selected Statement of Cash Flows Data - Unaudited (in thousands)

	Twelve Months Ended December 31,
	2005	2004
Net cash provided by operating activities	$20,467	$24,736
Net cash used in investing activities	(2,400)	(3,708)
Net cash used in financing activities	(16,638)	(13,907)

Net increase in cash and cash equivalents	$1,429	$7,121

Calculation of SOI (Unaudited):

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2005	2004	2005	2004
Net revenue	$30,594,921	$33,405,472	$124,293,932	$122,204,954
Station operating expenses	(21,011,263)	(22,384,534)	(86,064,110)	(83,118,309)
Station stock-based compensation	10,708	—	(36,027)	—

SOI	$9,594,366	$11,020,938	$38,193,795	$39,086,645

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Beasley Broadcast Group, 2/13/06	page 7

Reconciliation of SOI to Net Income (Unaudited):

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2005	2004	2005	2004
SOI	$9,594,366	$11,020,938	$38,193,795	$39,086,645
Corporate general and administrative	(1,716,252)	(1,747,556)	(6,993,380)	(6,384,047)
Corporate stock-based compensation	(300,183)	—	(1,060,585)	—

Depreciation and amortization	(725,594)	(704,928)	(2,897,059)	(2,838,273)
Impairment loss	(2,002,968)	—	(2,002,968)	—
Asset purchase agreement termination costs	—	—	(141,449)	—
Interest expense	(1,806,198)	(1,843,672)	(7,370,206)	(7,447,839)
Loss on extinguishment of long-term debt	—	—	—	(2,418,781)
Gain on increase in fair value of derivative financial instruments	—	3,854	—	179,185
Interest income	122,251	108,243	498,908	384,022
Other non-operating income (expense)	1,620	(105,110)	127,517	(167,289)
Income tax expense	(1,634,982)	(2,818,300)	(7,649,244)	(8,362,781)

Net income	$1,532,060	$3,913,469	$10,705,329	$12,030,842

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